UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2006

ALLIANCE RECOVERY CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	000-51917	30-0077338
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

#390-1285 N. Telegraph Road, Monroe, Michigan	48162-3368
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(519) 671-0417

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER INFORMATION

At the Company's request, Resource International Ltd. ("Resource") prepared an estimate of value of the Company based on the Company's balance sheet information, pro forma cash projections, use of funds information, as well as other information contained in the Company's registration statement, as amended, filed on Form SB-2 (the "Registration Statement"). In addition, Resource prepared a similar estimate in 2002, however it provided an updated estimate based on changes in the general business operation model of the Company as reflected in the Registration Statement, as well as changes in economic factors and marketplace factors. (See Exhibit 99.1 – Estimate of Valuation Letter from Resource International Ltd.)

In order to provide the estimate, the Company provided Resource with best and worst case cash flow scenarios. In turn, Resource provided an estimated value for each case. The Company employed a conservative approach when estimating its revenue stream under both scenarios. Specifically, the Company discounted all projected revenues by 20%. Furthermore, the unit price for various commodities generating revenue for the Company was estimated at or below the market rates.

In preparing its valuation, Resource made various assumptions with regard to the construction of our facilities and the timeframe in which each facility would begin generating revenue. In addition, Resource assumed that all funding would be equity based Based on these assumptions and the sum of the discounted cash and terminal value of the Company (which was calculated in a year of stable growth, in this case - year 6), the total estimated value for a range of growth rates is as follows: Best-case scenario - $194,000,000 - 236,000,000; and, Worst-case scenario: $94,000,000 - $116,000,000.

In connection with its analysis, Resource has provided a declaration as to its independence from the Company as well as a "Statement of Qualifications" detailing the its background and expertise(see Exhibit 99.2).

ITEM 9.01	FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.

None

(b)	Pro Forma Financial Information.

None

(c)	Exhibits.

Exhibit Number	Description
99.1	Estimate of Valuation Letter from Resource International Ltd.
99.2	Resource International, Ltd. Declaration of Independence and Statement of Qualifications

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE RECOVERY CORPORATION

Dated: June 29, 2006	By:	/s/ Peter Vaisler
Peter Vaisler
President